Exhibit 5.3

633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
Tel: (213) 485-1234 Fax: (213) 891-8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
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	London	San Francisco
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April 18, 2006	Moscow	Singapore
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	New Jersey	Washington, D.C.

File No. 039517-0012

Rentech, Inc.

1331 17th St., Suite 720

Denver, Colorado 80202-1557

Re:	Rentech, Inc.
$50,000,000 of 4.00% convertible senior notes due 2013

Ladies and Gentlemen:

We have acted as special counsel to Rentech, Inc., a Colorado corporation (the “Company”), in connection with the issuance of $50,000,000 aggregate principal amount of the Company’s 4.00% convertible senior notes due 2013 (the “Notes”), under the Indenture dated as of April 18, 2006 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) as supplemented by an Officers’ Certificate (the “Officers’ Certificate”) dated April 18, 2006 executed and delivered by the Chief Executive Officer and Chief Accounting Officer of the Company, which sets forth the terms of the Notes, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 20, 2006 (File No. 333-132594) as amended from time to time (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of Colorado are addressed in the opinion of Holland & Hart LLP, which has been separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company against delivery and payment therefor in accordance with the Indenture and the Officers’ Certificate and in the circumstances contemplated by the form of underwriting agreement filed as an exhibit to the Registration Statement, the Notes will have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company enforceable against it in accordance with their terms.

The opinion rendered above relating to the enforceability of the Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We express no opinion concerning (i) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (ii) the waiver of rights or defenses contained in Section 4.4 of the Indenture; (iii) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (iv) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; (v) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; or (vi) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms, and (b) that the status of the Indenture and the Notes as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated April 18, 2006, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP